Exhibit 99.1

BOE Financial Services of Virginia, Inc. Reports 3rd Quarter Earnings

Tappahannock, VA, Oct. 22, 2004/PR Newswire/ BOE Financial Services of Virginia, Inc.(NASDAQ SmallCap Market: BSXT), parent company of its’ wholly-owned subsidiary Bank of Essex, announced the results of operations for the third quarter of 2004. Net income for the third quarter of 2004 was $817,000, a 36.4% increase from 2003 third quarter income of $599,000. Fully diluted earnings per common share were $0.68 in the third quarter of 2004 compared to $0.50 in the third quarter of 2003. Tangible book value per common share was $19.96 at September 30, 2004 compared to $18.36 per common share at September 30, 2003, an increase of 8.7%.

This increase in earnings for the third quarter of 2004 compared to the same period in 2003 was primarily the result of an increase of $131,000, or 4.0%, in interest income. Interest income was $3.421 million in the third quarter of 2004 compared to $3.290 million in the third quarter of 2003. During the third quarter of 2004, $168,000 in interest income was recognized as the result of restoring a previously nonaccruing loan to an interest accruing basis. Also contributing to the increase in income for the comparison period was an $82,000, or 8.3%, decrease in interest expense, a $75,000 decrease in provision for loan losses and a $16,000 increase in noninterest income. Offsetting these increases was an additional $45,000 in noninterest expenses and $41,000 more in income tax expenses for the third quarter of 2004 compared to the same period in 2003.

On a year-to-date basis net income was up 20.4%, or $361,000. Net income was $2.134 million for the first nine months of 2004 compared to $1.773 million for the same period in 2003. This increase in net income was the result of improved asset quality, causing provision for loan losses to decrease $325,000, or 59.1%. Provision for loan losses was $225,000 for the first nine months of 2004 and $550,000 for the first nine months of 2003. Additionally, net interest income increased $279,000, or 4.1%. Net interest income was $7.148 million in the first nine months of 2004 compared to net interest income of $6.869 million for the same period in 2003. Noninterest income increased $186,000 for the nine month comparison period and securities gains increased $28,000. Offsetting these increases in net income was $295,000 in additional noninterest expenses and $162,000 in additional income tax expenses recognized for the nine month period.

Through Bank of Essex, BOE Financial Services of Virginia operates six full service banking offices in Tappahannock, Central Garage, Mechanicsville, West Point and Glen Allen, Virginia. Contact: Bruce E. Thomas, Sr. Vice President/Chief Financial Officer (804)-443-4343.

BOE Financial Services of Virginia, Inc.

(Dollar amounts in thousands, except per share data)

Balance Sheet

	9/30/2004	9/30/2003	Percent Change
ASSETS
Cash and due from banks	$3,813	$8,295	-54.0%
Securities Available-for-Sale	49,386	46,944	5.2%
Equity Securities, Restricted	937	947	-1.1%
Federal funds sold	2,281	7,151	-68.1%
Loans held for sale	—	1,237	-100.0%
Loans, net	164,971	154,849	6.5%
Premises and fixed assets	6,899	6,574	4.9%
Intangible assets	807	933	-13.5%
Other assets	3,488	2,969	17.5%

Total assets	$232,582	$229,899	1.2%

LIABILITIES
Deposits
Non-interest bearing	$23,658	$22,077	7.2%
Interest bearing	178,909	179,491	-0.3%

Total deposits	202,567	201,568	0.5%

Federal Home Loan Bank advances	—	4,000
Other liabilities	1,516	1,718	-11.8%
Trust preferred capital notes	4,000	—

Total liabilities	$208,083	$207,286	0.4%

EQUITY CAPITAL
Common stock	$5,934	$5,904	0.5%
Surplus	5,061	4,971	1.8%
Retained earnings	12,466	10,402	19.8%
Accumulated other comprehensive income	1,038	1,336	-22.3%

Total equity capital	$24,499	$22,613	8.3%

Total liabilities and equity capital	$232,582	$229,899	1.2%

Income Statement

	For the quarter ended 9/30/2004	For the quarter ended 9/30/2003	Percent Change
Interest income	$3,421	$3,290	4.0%
Interest expense	905	987	-8.3%

Net interest income	$2,516	$2,303	9.2%
Provision for loan losses	75	150	-50.0%

Net interest income after provision for loan losses	$2,441	$2,153	13.4%

Noninterest income	$357	$341	4.7%
Noninterest expense	1,749	1,704	2.6%
Income taxes	232	191	21.5%

Net income	$817	$599	36.4%

Earnings per share, fully diluted	$0.68	$0.50	36.0%

Income Statement

	For the Nine months Ended 9/30/2004	For the Nine months Ended 9/30/2003	Percent Change
Interest income	$9,831	$10,043	-2.1%
Interest expense	2,683	3,174	-15.5%

Net interest income	$7,148	$6,869	4.1%
Provision for loan losses	225	550	-59.1%

Net interest income after provision for loan losses	$6,923	$6,319	9.6%

Noninterest income	$1,096	$910	20.4%
Securities gains	50	22	127.3%
Noninterest expense	5,270	4,975	5.9%
Income taxes	665	503	32.2%

Net income	$2,134	$1,773	20.4%

Earnings per share, fully diluted	$1.79	$1.50	19.3%
Tangible book value per share	$19.96	$18.36	8.7%